For the fiscal period ended 6/30/02
File number 811-3623

					SUB-ITEM 77-0

					EXHIBITS

		Transactions Effected Pursuant to Rule 10f-3

I.   Diversified Conservative Growth Fund

1.   Name of Issuer
	Premcor Inc.

2.   Date of Purchase
	4/29/02

3.   Number of Securities Purchased
	1,900

4.   Dollar Amount of Purchase
	$45,600

5.   Price Per Unit
	$24

6.   Name(s) of Underwriter(s) or Dealer(s)
      From whom Purchased


7.   Other Members of the Underwriting Syndicate
	  See Exhibit A

EXHIBIT A

UNDERWRITER

Morgan Stanley & Co.
Credit Suisse First Boston Corporation
Goldman, Sachs & Co.
Salomon Smith Barney, Inc.
Deutsche Bank Securities Inc.
Bear, Stearns & Co. Inc.
Credit Lyonnais Securities (USA) Inc.
Fahnstock & Co. Inc.
Friedman, Billings, Ramsey & Co., Inc.
Petrie Parkman & Co.
Prudential Securities Inc.
Raymond James & Associates Inc.
Robertson Stephens, Inc.
Smith, Moore & Co.
TD Securities (USA Inc.)





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